Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated April 8, 2005 with respect to GB&T Bancshares, Inc. management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which report is included in this amended annual report on Form 10-K/A and incorporated by reference in the previously filed Registration Statements of GB&T Bancshares, Inc. on Form S-3D (File Number 333-64197), Form S-8 (File Number 333-102666) and Form S-8 (File Number 333-121979).

/s/ Mauldin & Jenkins, LLC

Atlanta, Georgia
April 22, 2005